Exhibit 99.1

DRAFT – NOT FOR DISTRIBUTION

DIRTT Welcomes Jeff Dopheide as Chief Revenue Officer

Calgary, Alberta, October 20, 2022 (Globe Newswire) — DIRTT (or the “Company”) (Nasdaq: DRTT, TSX: DRT), a global leader in industrialized construction, is pleased to welcome Jeff Dopheide as its new Chief Revenue Officer, effective November 15, 2022. Jeff will lead our sales and partner development efforts, driving exceptional experiences for DIRTT’s clients and collaborators.

Jeff brings over 30 years of sales and distribution experience to DIRTT from large companies including North American Pipe Corporation, Certainteed Corporation, and Armstrong World Industries. In these roles, Jeff has worked extensively with owners, general contractors, architects and designers, and distributors. Most recently, Jeff provided consulting services focused on business strategy and sales excellence for several multi-national building products manufacturers. He has a long track record of working with channel partners to enhance the client experience.

Benjamin Urban, Chief Executive Officer, commented, “I’m pleased to welcome Jeff as our new Chief Revenue Officer. His track record of working across teams to inspire loyalty from his clients makes him a great addition to DIRTT. I look forward to having his leadership experience on the team.”

Jeff holds a Bachelor of Science degree in Industrial Management from Georgia Institute of Technology and is a Six Sigma Blackbelt.

Special Note Regarding Forward-Looking Statements

Certain statements contained in this news release are “forward-looking information” and “forward-looking statements” (collectively, “Forward-Looking Information”) as defined under applicable provisions of the United States Private Securities Litigation Reform Act of 1995, and Section 21E of the Exchange Act and within the meaning of applicable Canadian securities laws. All statements, other than statements of historical fact included in this news release, is Forward-Looking Information. When used in this news release, the words “anticipate,” “believe,” “expect,” “intend,” “plan,” “may,” “will,” “should,” “would,” “could,” “can,” the negatives thereof, variations thereon and other similar expressions are intended to identify Forward-Looking Information, although not all Forward-Looking Information contains such identifying words. Forward-Looking Information, by its nature, is based on assumptions, and is subject to important risks and uncertainties. You should not rely on any Forward-Looking Information, which represents our beliefs, assumptions and estimates only as of the dates on which it was made, as predictions of future events. We undertake no obligation to update this Forward-Looking Information, even though circumstances may change in the future, except as required under applicable securities laws. We qualify all of our Forward-Looking Information with these cautionary statements.

About DIRTT

DIRTT is a global leader in industrialized construction. Its system of physical products and digital tools empowers organizations, together with construction and design leaders, to build high-performing, adaptable, interior environments. Operating in the workplace, healthcare, education, and public sector markets, DIRTT’s system provides total design freedom and greater certainty in cost, schedule, and outcomes. Headquartered in Calgary, Alberta, Canada, DIRTT trades on Nasdaq under the symbol “DRTT” and on the Toronto Stock Exchange under the symbol “DRT”.

For further information, please contact:

DIRTT Media Relations media@dirtt.com

DIRTT Investor Relations ir@dirtt.com